Exhibit 99.1

CompuCredit Corporation

Capitalization Table

The following table sets forth the consolidated cash and cash equivalents and consolidated capitalization of CompuCredit Corporation (the “Company”) as of September 30, 2005. The table also shows adjustments to the Company’s capitalization to reflect (i) the offering of $300 million aggregate principal amount of the Company’s 5.875% Convertible Senior Notes due 2035, and (ii) the offering of 6,624,275 shares of the Company’s common stock, no par value, that the Company has agreed to loan to an affiliate of Bear, Stearns & Co. Inc.

For accounting purposes the notes include embedded derivative instruments which the Company’s management has determined to be immaterial in value as of the date of this offering memorandum.

You should read this table in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements, including the related notes, contained in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2005.

	As of September 30, 2005
	Actual	As Adjusted
	($ in thousands)
Cash and Cash Equivalents (including restricted cash of $11,990 at September 30, 2005):	$93,906	$386,406
Debt:
Notes payable	161,079	161,079
3.625% Convertible Senior Notes due 2025	250,000	250,000
5.875% Convertible Senior Notes due 2035	—	300,000
Total debt	411,079	711,079
Shareholders’ Equity:
Common stock, no par value, 150,000,000 shares authorized: 53,389,205 shares issued and 48,857,483 shares outstanding, actual; and 60,013,480 shares issued and 55,481,758 shares outstanding, as adjusted (1)(2)	—	—
Additional paid-in capital	315,358	315,358
Treasury stock, at cost, 4,531,722 shares	(124,805)	(124,805)
Deferred compensation	(5,707)	(5,707)
Warrant	25,610	25,610
Retained earnings	550,942	550,942
Total shareholders’ equity	761,398	761,398
Total capitalization	$922,477	$1,472,477

(1)                                Excludes 3,146,016 shares of the Company’s common stock that were issuable upon exercise of the Company’s outstanding options and warrants as of September 30, 2005, and any shares of the Company’s common stock issuable upon conversion of the Company’s 3.625% Convertible Senior Notes due 2025 and 5.875% Convertible Senior Notes due 2035.

(2)                                While the shares that the Company has agreed to loan to Bear, Stearns & Co. Inc. will be reflected as outstanding in shareholders’ equity, based on current accounting principles, the Company believes that the shares will not be considered outstanding for the purpose of computing earnings per share.